Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces Monthly Net Profits Interest Calculations

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

Houston, Texas – August 31, 2026 – PACIFIC COAST OIL TRUST (OTC–ROYTL) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest of record on August 31, 2026 based on the Trust’s calculation of net profits generated during June 2026 (the “Current Month”) as provided in the conveyance of net profits interests and overriding royalty interest (the “Conveyance”). As further described below under “Update on Estimated Asset Retirement Obligations,” based on information from PCEC, any monthly payments that PCEC may make to the Trust may not be sufficient to cover the Trust’s administrative expenses and outstanding debt to PCEC, and therefore the likelihood of distributions to the unitholders in the foreseeable future is extremely remote. As further described below under “Status of the Dissolution of the Trust”, because the annual cash proceeds received by the Trust from its net profits interests (the “Net Profits Interests”) and 7.5% overriding royalty interest (the “Royalty Interest”) totaled less than $2.0 million for each of 2020 and 2021, the amended and restated trust agreement governing the Trust (the “Trust Agreement”) provides that the Trust is to be dissolved and wound-up. All financial and operational information in this press release has been provided to the Trustee by PCEC.

Update on Legal Proceedings

On May 20, 2026, Shipyard Capital, LP, Cedar Creek Partners, Walter Keenan, Cromwell Capital, LLC, Timothy Eriksen, Eriksen Family, LLC and Revi Ramesh Desai, derivatively on behalf of the Trust and, in the alternative, individually, filed a complaint, styled Shipyard Capital, LP, et al v. The Bank of New York Mellon Trust Company, N.A., in the 151st District Court of Harris County, Texas, against the Trustee alleging breach of contract, breach of fiduciary duty, gross negligence and willful misconduct, and negligent misrepresentation, in connection with PCEC’s deduction of its asset retirement obligations discussed below under “Update on Estimated Asset Retirement Obligations.” Among other things, the plaintiffs also seek to enjoin the Trustee from dissolving the Trust or selling Trust assets pending resolution of the action. On June 29, 2026, the Trustee removed the action to the Texas Business Court, Eleventh Division. On August 19, 2026, the court entered a scheduling order setting the case for trial on January 31, 2028. On August 28, 2026, the court sustained the Trustee’s special exceptions and ordered the plaintiffs to replead the claims they are asserting derivatively on behalf of the Trust, as well as the plaintiffs’ willful misconduct claim, and if the repleading fails to cure the defects in those claims, the court’s order states that those claims will be stricken by the court. The Trustee has made demand upon PCEC for indemnification pursuant to Section 6.02 of the Trust Agreement and Section 6(b) of the registration rights agreement to which the Trust and PCEC are parties. The Trustee has not yet fully analyzed any claims it may make in connection with the litigation.

On October 23, 2024, a terminated employee of PCEC filed a complaint, styled Brendan Potyondy v. Pacific Coast Energy Company, LP, in the U.S. District Court for the Central District of California alleging that PCEC retaliated against him for engaging in protected whistleblowing activities in violation of federal and state laws. The plaintiff alleges that he filed certain reports with several federal and state agencies alleging violations of law by PCEC. Among the agencies plaintiff has contacted or alleges to have contacted are the U.S. Securities and Exchange Commission (“SEC”), the U.S. Department of Labor’s Occupational Safety and Health Administration (“OSHA”) the California Occupational Safety and Health Administration, the California Geologic Management Division, and the California Department of Fish and Wildlife. In his complaint to the SEC, the plaintiff alleges, among other things, that PCEC had purposefully provided false data to the Trustee and to the Trust’s independent registered public accounting firm regarding PCEC’s operations, including the calculation of its asset retirement obligations. On November 22, 2024, Mr. Potyondy filed an amended complaint, which removed all claims alleging violation of state law and all allegations of alleged reports to state agencies. On January 28, 2025, the Court granted PCEC’s motion to dismiss Mr. Potyondy’s remaining claim, but granted him until February 11, 2025 to file an amended complaint to attempt to fix the defects the Court identified in Mr. Potyondy’s complaint. On February 6, 2025, Mr. Potyondy filed his second amended complaint. PCEC moved to dismiss the amended complaint on February 18, 2025. The Court heard the motion on March 21, 2025, and on April 11, 2025, denied PCEC’s motion to dismiss in its entirety; therefore, Mr. Potyondy’s federal suit against PCEC will proceed. PCEC has indicated to the Trustee that it maintains the plaintiff’s allegations are without merit and that PCEC will defend against these allegations. On May 23, 2025, OSHA notified Mr. Potyondy that the agency was closing Mr. Potyondy’s administrative complaint because there was insufficient evidence that PCEC was aware that Mr. Potyondy had filed complaints with outside agencies or were notified of such complaints. Mr. Potyondy appealed the dismissal of his administrative complaint, and a hearing on his appeal had been set for April 2, 2026. Mr. Potyondy withdrew his administrative appeal prior to the April 2, 2026 hearing. On April 17, 2026, the Court heard PCEC’s motion for summary judgment. The motion was granted in part and denied in part. Although Mr. Potyondy can move forward with his claim, he is barred from recovery of punitive damages. A trial date has been initially set for September 8, 2026. Meanwhile, the Trustee is in the process of independently investigating the relevant allegations made in the SEC complaint.

Monthly Net Profits Interest Calculations

The Current Month’s calculation for the Developed Properties reflected an operating loss of approximately $73,000, as revenues from the Developed Properties were approximately $2.2 million, lease operating expenses including production taxes were approximately $2.2 million, and development costs were approximately $361,000. The average realized price for the Developed Properties was $66.80 per Boe for the Current Month, as compared to $87.66 per Boe in May 2026 (the “Prior Month”). The cumulative net profits deficit for the Developed Properties increased from $10.7 million in the Prior Month to approximately $11.4 million in the Current Month, as further discussed below under “Update on Estimated Asset Retirement Obligations”.

As a result of the adjustments to PCEC’s asset retirement obligations described under “Update on Estimated Asset Retirement Obligations” below, the Current Month’s calculation included approximately $67,000 generated from the 7.5% overriding royalty interest on the Remaining Properties from Orcutt Diatomite and Orcutt Field rather than income generated from the 25% net profits interest.. Average realized prices for the Remaining Properties were $66.17 per Boe for the Current Month, as compared to $76.60 per Boe for the Prior Month. The cumulative net profits deficit for the Remaining Properties was approximately $4,000 for the Current Month.

The monthly operating and services fee of approximately $119,000 payable to PCEC, together with Trust general and administrative expenses of approximately $192,000, exceeded the payment of approximately $67,000 received from PCEC with respect to the Remaining Properties, creating a shortfall of approximately $245,000.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the Current Month:

	Underlying Properties
	Sales Volumes		Average Price
	(Boe)	(Boe/day)	(per Boe)
Developed Properties (a)	32,508	1,084	$66.80
Remaining Properties (b)	14,489	483	$66.17

(a) Crude oil sales volumes represented approximately 99% of sales volumes.
(b) Crude oil sales volumes represented approximately 99% of sales volumes.

Update on Amounts Owed to PCEC by the Trust

PCEC has provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due. As of March 31, 2021, the letter of credit has been fully drawn down. Further, the Trust Agreement provides that if the Trust requires more than the $1 million under the letter of credit to pay administrative expenses, PCEC will, upon written request of the Trustee, loan funds to the Trust in such amount as necessary to pay such expenses. Although PCEC has continued to loan funds to the Trust as required under the Trust Agreement, the reduced ability to transport production from the Orcutt properties as discussed below under “Cancellation of Connection Agreement with Phillips 66”, as well as recent declines in crude oil prices, have affected PCEC’s ability to loan on a timely basis the full amount of the funds requested by the Trustee in recent periods. As of the date of this press release, PCEC has fulfilled its obligations to loan all requested funds to the Trust. Under the Trust Agreement, the Trust may only use funds provided under the letter of credit or loaned by PCEC or another source to pay the Trust’s current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business. As the Trust has fully drawn down the letter of credit, PCEC has loaned funds to the Trust pursuant to a promissory note to pay shortfalls related to previous months and is expected to loan funds to pay this month’s shortfall of approximately $245,000.

As of the end of the Current Month, the Trust owed PCEC approximately $14.2 million (which includes the amount drawn from the letter of credit, amounts borrowed under the promissory note, and in each case, net accrued interest).

Loans made to the Trust and amounts drawn from the letter of credit, together with interest thereon, will be repaid from proceeds, if any, payable to the Trust pursuant to the Net Profits Interests and the Royalty Interest, and from any proceeds from a sale of the Trust’s assets in connection with the dissolution of the Trust. Consequently, no further distributions may be made until the Trust’s indebtedness created by such amounts drawn or borrowed, including interest thereon, has been paid in full. Given the outstanding amount borrowed by the Trust to date, there may not be any net proceeds from a sale of the Trust’s assets to be distributed to the Trust unitholders.

Update on Estimated Asset Retirement Obligations

As previously disclosed, in November 2019, PCEC informed the Trustee that, as permitted by the Conveyance, PCEC intended to begin deducting its estimated asset retirement obligations (“ARO”) associated with the West Pico, Orcutt Hill, Orcutt Hill Diatomite, East Coyote and Sawtelle fields, thereby reducing the amounts payable to the Trust under its Net Profits Interests. ARO is the recognition related to net present value of future plugging and abandonment costs that all oil and gas operators face. PCEC engaged an accounting firm, Moss Adams LLP (“Moss Adams”), acting as third-party consultants, to assist PCEC in determining its estimated ARO, and on February 27, 2020, PCEC informed the Trustee that based on the analysis performed by Moss Adams, PCEC’s estimated ARO, as of December 31, 2019, was $45,695,643, which is approximately $10.0 million less than the undiscounted amount that was originally estimated before Moss Adams completed its analysis, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019. According to PCEC and its third-party consultants, its estimated ARO, which reflected PCEC’s assessment of current market conditions as of December 31, 2019 and changes in California law, was determined to be approximately $33.2 million for the Developed Properties and approximately $12.5 million for the Remaining Properties, or approximately $26.5 million and approximately $3.1 million net to the Trust, respectively, and PCEC has reflected these amounts beginning with the calculation of the net profits generated during January 2020.

PCEC has informed the Trustee that in accordance with generally accepted accounting principles, PCEC will evaluate the ARO on a quarterly basis. As a result of that re-evaluation, the actual ARO incurred in the future may be greater or less than the estimated amounts provided by PCEC. As previously disclosed, PCEC has informed the Trustee that at year-end 2020, and following the end of each of the first, second and third quarters of 2021, in light of the accounting guidance under Accounting Standards Codification (“ASC”) 410-20-35-3, which requires the recognition of changes in the asset retirement obligation due to the passage of time and revision of the timing or amount of the originally estimated undiscounted cash flows, PCEC re-evaluated the estimated ARO, which resulted in an aggregate increase to the ARO accrual for the Developed Properties by approximately $5.1 million, net to the Trust’s interest, and an aggregate increase to the ARO accrual for the Remaining Properties by approximately $288,000, net to the Trust’s interest. PCEC previously informed the Trustee that PCEC has recognized additional asset retirement obligations for the year ended December 31, 2021, in the amount of approximately $1.2 million, of which approximately $0.4 million relates to the Developed Properties, while approximately $0.8 million relates to the Remaining Properties. Net to the Trust’s interests, this represents an upward ARO revision of approximately $0.3 million and approximately $0.2 million for the Developed Properties and the Remaining Properties, respectively.

In June 2023, PCEC engaged Cornerstone Engineering, Inc. (“Cornerstone”) to perform an ARO evaluation for the West Pico and Orcutt Hill fields. Based on Cornerstone’s report, Moss Adams has provided PCEC with an updated ARO valuation that reflects an upward adjustment in the ARO values as of December 31, 2022, of approximately $13.7 million discounted to December 31, 2022, with a cumulative increase in the accretion for the first three quarters of 2023 of approximately $1.0 million net to the Trust’s interests. The adjustment in the ARO values as of December 31, 2022, and accretion was recorded as a single adjustment during September for the calculated difference between the previously recorded ARO values and the new value including accretion through September 2023. These adjustments were reflected in the net profits interest calculations for September 2023.

PCEC has informed the Trustee that in the net profits calculation for the Current Month, PCEC reflected upward adjustments in the ARO of approximately $477,000 ($382,000 net to the Trust’s 80% net profits interest) for the Developed Properties and approximately $145,000 ($36,000 net to the Trust’s 25% net profits interest) for the Remaining Properties related to accumulated accretion on the ARO. PCEC has informed the Trustee that it expects to continue to make accretion adjustments monthly going forward.

The net profits deficit for the Developed Properties increased from approximately $10.7 million to approximately $11.4 million in the Current Month. The net profits deficit for the Developed Properties must be recouped from proceeds otherwise payable to the Trust from the 80% Net Profits Interest. The Trust is not responsible for the payment of the deficit, which will continue to be repaid out of the proceeds from the Net Profits Interests following the sale thereof in connection with the dissolution of the Trust. Proceeds from such sale would be used to repay amounts drawn from the letter of credit and borrowed from PCEC and to pay the expenses of the Trust, including any estimated future remaining expenses, with any remaining net proceeds to be distributed to the Trust unitholders; sale proceeds will not be reflected in any monthly net profits interest calculation and therefore would not be applied to repayment of any net profits deficit in existence at the time of such sale.

Based on PCEC’s estimate of its ARO attributable to the Net Profits Interests, deductions relating to estimated ARO are likely to eliminate the likelihood of any distributions to Trust unitholders for the foreseeable future, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.

As previously disclosed, the Trust engaged Martindale Consultants, Inc. (“Martindale”), a provider of analysis and compliance review services to the oil and gas industry, to perform an independent review of the estimated ARO in the Moss Adams report that PCEC provided to the Trustee. The Trustee also has engaged an accounting expert to advise the Trustee regarding the accruals that PCEC has booked relating to its estimated ARO. As disclosed in the Trust’s Current Report on Form 8-K filed on December 29, 2020, Martindale has completed its review of the estimated ARO and on December 21, 2020, provided its analysis and recommendations to the Trustee. Based on Martindale’s recommendations provided in its report to the Trust, as disclosed in the Trust’s Current Report on Form 8-K filed on December 29, 2020, the Trustee requested that PCEC promptly make several adjustments to its calculations and methods of deducting ARO from the proceeds to which the Trust is otherwise entitled pursuant to its Net Profits Interests. PCEC has responded to the Trustee, indicating PCEC’s view that the adjustments would violate applicable contracts and accounting standards, and has therefore declined to make any adjustments to the estimated ARO calculation based on those requests and the recommendations of the Martindale report. The Trustee has concluded that it has taken all actions reasonably available to it under the Trust’s governing documents in connection with PCEC’s ARO calculation and therefore has determined not to take further action at this time.

Status of the Dissolution of the Trust

As described in more detail in the Trust’s filings with the SEC, the Trust Agreement provides that the Trust will terminate if the annual cash proceeds received by the Trust from the Net Profits Interests and the Royalty Interest total less than $2.0 million for each of any two consecutive calendar years. Because of the cumulative net profits deficit—which PCEC contends is the result of the substantial reduction in commodity prices during 2020 due to the COVID-19 pandemic and PCEC’s deduction of estimated ARO beginning in the first quarter of 2020—the only cash proceeds the Trust has received from March 2020 has been attributable to the Royalty Interest, other than the period from August 2022 through February 2023, when the net profits deficit with respect to the Remaining Properties had been eliminated. As a result, the total proceeds received by the Trust in each of 2020 and 2021 were less than $2.0 million. Therefore, the Trust had been expected to terminate by its terms at the end of 2021.

Evergreen Arbitration

As previously disclosed in the Trust’s Current Report on Form 8-K filed on December 23, 2021, on December 8, 2021, Evergreen Capital Management LLC (“Evergreen”) filed an Amended Class Action and Shareholder Derivative Complaint alleging a derivative action on behalf of the Trust and against PCEC in the Superior Court of the State of California for the County of Los Angeles (the “Court”).

On December 10, 2021, Evergreen filed a motion for temporary restraining order and for preliminary injunction, seeking to (1) enjoin the Trustee from dissolving the Trust, (2) enjoin PCEC from dissolving the Trust, (3) direct PCEC to account for all monies withheld from the Trust on the basis of ARO costs since September 2019, and (4) direct PCEC to place such monies in escrow. On December 16, 2021, the Court granted Evergreen’s application for a temporary restraining order only to the extent of enjoining the dissolution of the Trust. Accordingly, the Trust did not dissolve at the end of 2021 and commence the process of selling its assets and winding up its affairs.

On January 11, 2022, PCEC and Evergreen filed an agreed stipulation to stay the prosecution of Evergreen’s derivative claims pending an arbitration of such claims. On January 13, 2022, the Court signed an Order dissolving the December 16, 2021, temporary restraining order and entering a new temporary restraining order to preserve the status quo until a tribunal of three arbitrators appointed pursuant to the Trust Agreement could rule on any request by Evergreen for injunctive relief. On April 11, 2022, PCEC notified the Court, at the arbitrators’ request, that the arbitration panel had issued an order on April 7, 2022, denying Evergreen’s request for injunctive relief. On April 13, 2022, Evergreen notified the Court that Evergreen had filed a motion for reconsideration with the arbitration panel that same day, which was denied on May 26, 2022. On August 30, 2022, the arbitration panel issued a Partial Final Award dismissing with prejudice Evergreen’s derivative claims against PCEC, including Evergreen’s application for an injunction. On December 5, 2023, the California Superior Court confirmed that Partial Final Award.

On June 20, 2022, Evergreen filed an amended pleading in the arbitration, adding the Trustee as a party to that proceeding. In early September 2022, Evergreen informed the Trustee that it was going to seek a preliminary injunction while its claims against the Trustee were pending. At the request of the arbitration panel, the Trustee agreed to take no steps toward the sale of the Trust corpus until the Panel decided Evergreen’s application for a preliminary injunction. On September 12, 2022, the Trustee filed a motion to dismiss Evergreen’s claims against the Trustee. On September 22, 2022, Evergreen filed an opposition to the Trustee’s motion to dismiss. On September 15, 2022, Evergreen filed a motion to enjoin the Trustee from selling the Trust assets or dissolving the Trust during the pendency of the arbitration. The Trustee and PCEC filed a response in opposition to Evergreen’s motion on September 22, 2022. Both motions were heard by the Panel on October 24, 2022. On October 31, 2022, the Panel granted the Trustee’s motion and dismissed Evergreen’s claims against the Trustee with prejudice, which mooted Evergreen’s request for injunctive relief.

Evergreen has sought appeal of each of the judgments. Those appeals were consolidated in the Second Appellate District on November 1, 2023. On March 20, 2025, the California Court of Appeals heard oral arguments in the appeal, and on May 21, 2025, the Court of Appeals issued its decision affirming the arbitration awards that dismissed Evergreen’s claims with prejudice.

Subject to the outcome of the Trustee’s investigation of the relevant allegations in the whistleblower complaint against PCEC described above, and subject to the resolution of the derivative action against the Trustee described above, the Trustee plans to move forward with the winding up of the Trust in accordance with the provisions of the Trust Agreement, which will include selling all of the Trust’s assets and distributing the net proceeds of the sale to the Trust unitholders after payment, or reasonable provision for payment, of all Trust liabilities, including the establishment of cash reserves in such amounts as the Trustee in its discretion deems appropriate for the purpose of making reasonable provision for all claims and obligations of the Trust, including any contingent, conditional or unmatured claims and obligations, in accordance with the Delaware Statutory Trust Act.

PCEC Arbitration

On March 31, 2023, PCEC submitted a demand for arbitration against the Trustee, as trustee of the Trust, seeking, among other things, (1) an order compelling the Trustee to commence the process of dissolving the Trust pursuant to the provisions of the Trust Agreement, (2) a declaration that the Conveyance permits the legal fees and costs that PCEC, as operator, incurred in defending the Evergreen litigation and arbitration proceedings described above to be deducted from the proceeds from the Net Profits Interests, and (3) a declaration that the Trust must repay, with interest, the legal fees and costs that PCEC paid on behalf of the Trust to defend claims against the Trustee in the Evergreen proceedings or, alternatively, that PCEC may deduct such legal fees and costs from the proceeds from the Net Profits Interests.

The hearing before the arbitration panel was concluded on August 2, 2023, and on September 28, 2023, as previously disclosed, the arbitration panel issued its Partial Final Award, in which the panel found as follows:

•	The Trustee is not required to immediately commence the marketing and sale of the Trust’s assets;

•	PCEC is entitled to deduct from the net profits its own legal fees and the Trustee’s legal fees paid by PCEC in connection with the Evergreen proceedings; and

•	PCEC is not entitled to reimbursement of such legal fees from the proceeds of the sale of the Trust’s assets.

In its Final Award issued on October 24, 2023, the arbitration panel set forth its finding of fact that pursuant to the termination provisions of the Trust Agreement, the triggering event for the dissolution of the Trust occurred on January 1, 2022 and the Trust is dissolved, and that the Trustee’s remaining duties are as specified in Sections 2.02 (Purpose) and 9.03 (Disposition and Distribution of Assets and Properties) of the Trust Agreement.

In light of the arbitration panel’s finding that the Trustee is not required to immediately commence the marketing of the Trust’s assets, the Trustee has continued to work with PCEC and, until its resignation on July 11, 2025 as previously disclosed in the Trust’s Current Report on Form 8-K filed on July 17, 2025, the Trust’s prior independent auditor, and since its appointment on March 16, 2026 as previously disclosed in the Trust’s Current Report on Form 8-K filed on March 17, 2026, the Trust’s replacement independent auditor, Weaver and Tidwell, L.L.P., to complete the audits of the Trust’s financial statements for the years ended December 31, 2019 through December 31, 2025 and the reviews of the Trust’s quarterly financial statements for the years 2023, 2024 and 2025 and to prepare a comprehensive annual report on Form 10-K as part of the Trust’s efforts to become current in its filing obligations under the Securities Exchange Act of 1934, as amended. The Trust expects to file the comprehensive annual report with the Securities and Exchange Commission as soon as possible after completion of the audits, at which point the Trustee expects to commence the marketing and sale process, subject to the resolution of the derivative action against the Trustee described above; however, additional delays in the completion and filing of the comprehensive annual report will occur as a result of the Trustee’s investigation of the relevant allegations in the whistleblower complaint against PCEC described above. In the meantime, the Trustee will continue to communicate material information to unitholders via press releases and Forms 8-K.

Meanwhile, because the Partial Final Award confirmed PCEC’s right to deduct from the net profits its own legal fees and the Trustee’s legal fees paid by PCEC in connection with the Evergreen proceedings, PCEC deducted approximately $4.0 million of PCEC legal fees (plus approximately $0.4 million in interest), or approximately $3.5 million net to the Trust’s 80% net profits interest, under the net profits interest calculations for September 2023, which reflected PCEC legal fees paid through September 30, 2023. Through the end of the Current Month, PCEC had further deducted a total of $2.1 million of PCEC legal fees, including adjustments, or approximately $1.7 million net to the Trust’s 80% net profits interest, and a total of $1.8 million of the Trustee’s legal fees paid by PCEC in connection with the Evergreen proceedings, or approximately $1.5 million net to the Trust’s 80% net profits interest. PCEC has indicated to the Trustee that PCEC continues to incur fees and expenses related to Evergreen’s appeal of its loss in the litigation and arbitration and will continue to deduct those amounts under the monthly net profits interest calculation as provided in the Conveyance, which could result in further increases to the net profits deficit for the Developed Properties.

The Trust previously borrowed funds from PCEC sufficient to pay the approximately $0.9 million of legal fees of the Trustee incurred in connection with the PCEC arbitration, as well as approximately $59,000 representing the Trust’s share of the fees of the arbitration panel.

Replacement of the Trustee

As previously disclosed, at a special meeting of the unitholders of the Trust held on July 12, 2023 (the “Special Meeting”), a majority of the unitholders voted to remove The Bank of New York Mellon Trust Company, N.A. as trustee of the Trust. A successor trustee was not nominated for approval at the Special Meeting. Under Section 6.05 of the Trust Agreement, if a new trustee has not been approved within 60 days after a vote of unitholders removing a trustee, a successor trustee may be appointed by any State or Federal District Court having jurisdiction in New Castle County, Delaware, upon the application of PCEC, any Trust unitholder, or the Trustee.

On September 11, 2023, PCEC filed a petition with the Court of Chancery of the State of Delaware (the “Court”) seeking to appoint Province, LLC as successor trustee.

On September 12, 2023, unitholders Evergreen Capital Management LLC, Shipyard Capital LP, Shipyard Capital Management LLC, Cedar Creek Partners LP, Eriksen Capital Management LLC and Walter Keenan (collectively, the “Unitholder Petitioners”) jointly filed a petition with the Court seeking to appoint Barclay Leib as temporary trustee and as successor trustee as of January 1, 2024. As Section 6.05 of the Trust Agreement requires that any successor trustee must be a bank or trust company having combined capital, surplus and undivided profits of at least $100,000,000, the Unitholder Petitioners requested that the Court modify the Trust Agreement to remove that requirement. Subsequently, the Unitholder Petitioners elected not to proceed and filed a stipulated dismissal of their petition on October 17, 2023, which was signed by the Court that day.

On October 31, 2023, PCEC filed a motion for summary judgment with regard to the appointment of a successor or temporary trustee, and the Trustee filed a response in opposition to that motion on November 14, 2023. The Court denied PCEC’s motion at a hearing held on November 28, 2023. PCEC elected not to proceed at this time and filed a stipulated dismissal of its petition, without prejudice, on February 27, 2024, which was signed by the Court that day.

The Trustee is unable to predict when a successor trustee will be appointed. Until that time, the Trustee will remain as trustee of the Trust and will continue to have the rights and obligations as trustee pursuant to the Trust Agreement.

The Trust has borrowed funds from PCEC sufficient to pay the approximately $0.3 million legal fees of the Trustee incurred in connection with the proceedings initiated by the Unitholder Petitioners, as well as approximately $42,000 representing the Trust’s share of court fees.

Production Update

PCEC has informed the Trustee that PCEC continues to strategically deploy capital to maintain production within export and transportation constraints resulting from the previously disclosed termination of the Phillips 66 pipeline Connection Agreement described in greater detail below. These constraints have led to a curtailment of production at Orcutt, resulting in a decrease of 11,374 Bbls (or 21%) for Orcutt in June 2026, as compared to December 2022, the last full month of production prior to the termination of the Connection Agreement.

On December 20, 2024, PCEC announced its plans to terminate oil and gas production at the West Pico Unit. To begin the termination process, in June 2026 PCEC submitted application documentation to the City of Los Angeles for a modification of its conditional use permit (“CUP”) to temporarily use workover rigs to safely and efficiently plug and abandon oil wells on the site, with mandatory termination of all oil and gas operations five years from approval of the CUP modification. PCEC indicates that the City of Los Angeles is in the process of reviewing the documentation for completeness prior to PCEC’s official submission of the application. Termination of production at the West Pico Unit, when it occurs, will reduce revenues under the Net Profits Interests, while the expected termination could adversely affect the amount of proceeds that may be received by the Trust from the sale of the Net Profits Interests.

Cancellation of Connection Agreement with Phillips 66

As previously disclosed, PCEC has informed the Trustee that on September 22, 2022, PCEC received notice from Phillips 66 of the cancellation of the Connection Agreement between PCEC and Phillips 66 with respect to the three leases located south of Orcutt in Santa Barbara, California, effective upon completion of PCEC’s deliveries in December 2022. As a result of the cancellation, and the subsequent shutdown of the Santa Maria Refinery on January 4, 2023, PCEC no longer has a pipeline interconnection between the Orcutt properties and the Santa Maria Refinery. This pipeline was the sole means by which PCEC transported its crude oil from the Orcutt properties, which relates to approximately 86% and 91% of the production attributable to the Trust’s interests in 2021 and 2022, respectively.

The shutdown of the refinery and the pipeline has adversely affected PCEC’s financial performance, the revenues that may be payable to the Trust, and PCEC’s ability to provide loans to the Trust on a timely basis in the full amounts requested by the Trustee. PCEC previously informed the Trustee that it was able to secure a short-term contract to transport oil from the Orcutt properties commencing on January 4, 2023, albeit at reduced volumes and with a higher differential compared to the terms previously achievable through the Phillips 66 Connection Agreement. This contract was terminated at the end of June 2025, as previously disclosed, and the refinery that had taken the oil produced from the Orcutt properties has since been closed. Effective October 1, 2025, PCEC has made arrangements to sell its oil to other purchasers on a short-term basis. Unlike Phillips 66, which would use its own trucks to transport the oil from PCEC locations, the new purchasers do not have their own trucks and therefore PCEC will be required to incur additional costs for such transportation. Since early 2025, PCEC has incurred additional expenses for transportation from the Orcutt properties and has been deducting from gross profits the portion of those expenses attributable to the Trust’s interests in accordance with the terms of the Conveyance. PCEC will continue to deduct from gross profits the transportation expenses incurred under the new arrangements for the sale of oil from the Orcutt properties. In addition, unlike Phillips 66, which did not reduce the price paid to PCEC for the gravity and quality of the crude oil delivered, the purchasers under the current arrangements adjust the purchase price paid for the crude oil for the gravity, quality, and basic sand and water content of the crude oil delivered.

Overview of Trust Structure

Pacific Coast Oil Trust is a Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the SEC. As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit https://royt.q4web.com/home/default.aspx.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for the purposes of these provisions. These forward-looking statements include estimates of future asset retirement obligations, expectations regarding the impact of deductions for such obligations on future distributions to unitholders, estimates of future total distributions to unitholders, the outcome of the proceedings relating to the appointment of a successor trustee, expectations regarding the timing of the termination of oil and gas production at the West Pico Unit, uncertainties regarding transportation of oil from the Orcutt properties and the impact of an inability to transport such oil on future payments to the Trust, expectations regarding PCEC’s ability to loan funds to the Trust, expectations regarding future borrowing by the Trust and the impact such borrowing may have on any net proceeds available for distribution following a sale of the Trust’s assets, future legal fees that may be deducted under the monthly net profits interest calculation, expectations regarding the filing of the Trust’s comprehensive annual report on Form 10-K, statements regarding the expected winding down of the Trust, expectations regarding any proceeds that the Trust may receive from a sale of the Trust’s assets, and the amount and date of any anticipated distribution to unitholders. In any case, PCEC’s deductions of its estimated asset retirement obligations will have a material adverse effect on distributions to the unitholders and on the trading price of the Trust units and may result in the termination of the Trust. Any anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been in the past, and may be in the future, significantly and negatively affected by low commodity prices, which could remain low for an extended period of time, and possibly decline further, as a result of a variety of factors that are beyond the control of the Trust and PCEC. Other important factors that could cause actual results to differ materially include expenses related to the operation of the Underlying Properties, including lease operating expenses, expenses of the Trust, reserves for anticipated future expenses, and difficulties in obtaining alternative arrangements for the transportation of oil produced from the Orcutt properties. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 8, 2019, and if applicable, the Trust’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Trust's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K are available over the Internet at the SEC's website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1 (512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002